POWER OF ATTORNEY

The undersigned, Anders Stahlschmidt, hereby authorizes and designates Kenneth D. McCuskey, Jim T. Remus, and John N.
Langrick, or any of them signing singly (the "Attorneys in Fact"), to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sauer-Danfoss Inc. The authority of the Attorneys in Fact under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Sauer-Danfoss Inc., unless earlier revoked in writing. The undersigned acknowledges that none of the Attorneys in Fact is assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date: September 16, 2010

/s/ Anders Stahlschmidt
Anders Stahlschmidt